BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary for
Commercial Recordings

STATE OF NEVADA

OFFICE OF THE
SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Business Entity - Filing Acknowledgement

11/03/2021

Work Order Item Number:	W2021110300679-1695059
Filing Number:	20211870011
Filing Type:	Amended Certification of Stock Designation After Issuance of Class/Series
Filing Date/Time:	11/3/2021 9:03:00 AM
Filing Page(s):	2

Indexed Entity Information:

Entity ID: E0546892009-7

Entity Name: SURNA INC.

Entity Status: Active

Expiration Date: None

Commercial Registered Agent

INCORP SERVICES, INC.

3773 HOWARD HUGHES PKWY STE 500S, Las Vegas, NV 89169 - 6014, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

Barbara K. Cegavske

BARBARA K. CEGAVSKE
Secretary of State

Filed in the Office of	Business Number E0546892009-7
Barbara K. Cegavske	Filing Number 20211870011
Secretary of State	Filed On 11/3/2021 9:03:00 AM
State Of Nevada	Number of Pages 2

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Surna Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Section 1 of the orginal Articles of Incorporation, the addendum page, first paragraph will be replaced and a new paragraph 11 will be added to the Certificate of Designations, dated March 26, 2014 will be added.

[Continued on the additional page attached hereto]

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 592,541,961

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X Anthony K. McDonald

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Continuation Sheet for Surna Inc. Amendment
to the
Articles of Incorporation – November 3, 2021

Paragraph 2 of the Amendment to the Articles of Incorporation further continues:

Section 1 of the original Articles of Incorporation, Additional Articles, first paragraph, as previously amended, is hereby further amended in its entirety to read as follows:

"The total number of shares of capital stock which may be issued by the corporation is one billion shares (1,000,000,000), of which eight hundred fifty million (850,000,000) shares shall be Common Stock, $0.00001 par value per share (hereinafter referred to as the "Common Stock") and one hundred fifty million (150,000,000) shares shall be Preferred Stock, $0.00001 par value per share (hereinafter referred to as the "Preferred Stock")."

To the Certificate of Designations, dated March 26, 2014, there is added a new paragraph as follows;

"11. Redemption Rights.

The corporation, at any time while the Series A Preferred Stock is issued and outstanding has the right to effect a mandatory redemption of any or all of the Series A Preferred Stock by tendering one (1) share of its Common Stock for each one hundred (100) shares of the issued and outstanding shares of Series A Preferred Stock, to the holder thereof, with or without notice, such number of shares of Common Stock to be subject to equitable adjustment upon a stock split, stock combination or other action which adjusts the number of issued and outstanding shares of Common Stock. The corporation will not issue fractional shares of Common Stock, but will round up to the next whole share of Common Stock based on the aggregate holdings of Series A Preferred Stock of a stockholder being redeemed. Upon the tender of the shares of Common Stock for redemption, the Series A Preferred Stock will cease to be issued and outstanding shares of Series A Preferred Stock with no further action by the holder of the Series A Preferred Stock, and the redeemed shares of Series A Preferred Stock will be returned to the status of unissued but authorized shares of Series A Preferred Stock. The holder of the Series A Preferred Stock need not surrender its evidence of ownership thereof in order to be entitled to the Common Stock issued upon redemption, but upon redemption, the Series A Preferred Stock immediately cease to have any right or privileges."

Paragraph 3 of the Amendment to the Articles of Incorporation further continues:

The Company received the approval in the number of 592,541,961 votes from the holders of common stock and Class A Preferred Stock voting together, representing 70.6% of the issued and outstanding shares entitled to vote, and the Company received the approval in the number of 33,428,023 votes from the holders of the Class A Preferred Stock, representing 79.5% of the issued and outstanding shares of Class A Preferred Stock.